EXHIBIT 10.20

Description Of December 8, 2003 Stock Repurchase Transaction With Insiders

On December 8, 2003, we repurchased from Marshall G. Cox, Chairman of the Board of Directors, and Marc H. Hadrick, MD, Chief Scientific Officer and Director, and from a trust for the benefit of the family of Christopher I. Calhoun, Chief Executive Officer and Director, a total of 375,000 shares of common stock for $1,393,000 in cash.  The repurchase price was established by the Board of Directors as 100% of the mean average of the closing sale prices of our common stock on the Frankfurt Stock Exchange over the 10 trading days before the repurchase.  We are holding the 375,000 shares as treasury stock.